Exhibit 10.1

[EXECUTION VERSION]

$350,000,000

CREDIT AGREEMENT

Dated as of June 15, 2007

among

PLUM CREEK TIMBERLANDS, L.P.,

as the Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent

SUNTRUST BANK,

as Syndication Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SEATTLE BRANCH and

THE ROYAL BANK OF SCOTLAND,

as Documentation Agents

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC

and

SUNTRUST ROBINSON HUMPHREY,

a division of SunTrust Capital Markets, Inc.

as

Joint Lead Arrangers and Joint Book Managers

i

5.08	Use of Proceeds.	40
5.09	Margin Regulations; Investment Company Act.	40
5.10	Ownership of Property; Liens.	40
5.11	Taxes.	40
5.12	Financial Statements; No Material Adverse Effect.	40
5.13	Environmental Compliance.	41
5.14	No Burdensome Restrictions.	42
5.15	Solvency.	42
5.16	Labor Relations.	42
5.17	Intellectual Property; Licenses, Etc.	42
5.18	Subsidiaries; Equity Interests.	42
5.19	Partnership Interest.	42
5.20	Insurance.	42
5.21	Disclosure.	43
5.22	Taxpayer Identification Number.	43

ARTICLE VI. AFFIRMATIVE COVENANTS		43
6.01	Financial Statements.	43
6.02	Certificates; Other Information.	44
6.03	Notices.	45
6.04	Preservation of Existence, Etc.	47
6.05	Maintenance of Properties.	47
6.06	Maintenance of Insurance.	47
6.07	Payment of Obligations.	47
6.08	Compliance with Laws.	48
6.09	Books and Records.	48
6.10	Inspection Rights.	48
6.11	Environmental Laws.	48
6.12	Use of Proceeds.	48

ARTICLE VII. NEGATIVE COVENANTS		49
7.01	Liens.	49
7.02	Fundamental Changes.	50
7.03	Dispositions of Timberlands.	51
7.04	Acquisitions.	51
7.05	Restricted Subsidiary Indebtedness.	51
7.06	Transactions with Affiliates.	52
7.07	Use of Proceeds.	52
7.08	Sale of Stock and Indebtedness of Restricted Subsidiaries.	53
7.09	[RESERVED]	53
7.10	Compliance with ERISA.	53
7.11	Sale and Leaseback.	53
7.12	Restricted Payments.	53
7.13	Change in Nature of Business.	54
7.14	Issuance of Stock by Restricted Subsidiaries.	54
7.15	Amendments.	54
7.16	Interest Coverage Ratio.	54
7.17	Maximum Leverage Ratio.	54

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		54
8.01	Events of Default.	54
8.02	Remedies Upon Event of Default.	57
8.03	Application of Funds.	57

ARTICLE IX. ADMINISTRATIVE AGENT		58
9.01	Appointment and Authority.	58
9.02	Rights as a Lender.	58
9.03	Exculpatory Provisions.	58
9.04	Reliance by Administrative Agent.	59
9.05	Delegation of Duties.	59
9.06	Resignation of Administrative Agent.	60
9.07	Non-Reliance on Administrative Agent and Other Lenders.	60
9.08	No Other Duties, Etc.	60
9.09	Administrative Agent May File Proofs of Claim.	61

ARTICLE X. MISCELLANEOUS		61
10.01	Amendments, Etc.	61
10.02	Notices; Effectiveness; Electronic Communication.	62
10.03	No Waiver; Cumulative Remedies.	64
10.04	Expenses; Indemnity; Damage Waiver.	64
10.05	Payments Set Aside.	66
10.06	Successors and Assigns.	66
10.07	Treatment of Certain Information; Confidentiality.	69
10.08	Right of Setoff.	70
10.09	Interest Rate Limitation.	71
10.10	Counterparts; Integration; Effectiveness.	71
10.11	Survival of Representations and Warranties.	71
10.12	Severability.	71
10.13	Replacement of Lenders.	72
10.14	Governing Law; Jurisdiction; Etc.	72
10.15	Waiver of Jury Trial.	73
10.16	No Advisory or Fiduciary Responsibility.	73
10.17	USA PATRIOT Act Notice.	74
10.18	Automatic Debits of Fees.	74
10.19	Time of the Essence.	75

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.07	ERISA Matters
5.13	Environmental Matters
5.18	Subsidiaries; Other Equity Investments
7.01	Existing Liens
7.05	Existing Subsidiary Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	[RESERVED]
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Opinion Matters

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 15, 2007, among PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than a Person that is a Subsidiary of the Borrower), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower or, if the acquired Person is a Subsidiary of the Borrower, the Borrower).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent/BAS Fee Letter” means the letter agreement, dated May 16, 2007, among the Borrower, BAS and the Administrative Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time the percentage (carried out to the ninth decimal place) of the Total Outstandings represented by such Lender’s Loans at such time, after giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate +	Base Rate +
1	≥ BBB+ or Baa1	0.300%	0.000%
2	≥ BBB or Baa2	0.375%	0.000%
3	≥ BBB- or Baa3	0.450%	0.000%
4	≥ BB+ or Ba1	0.650%	0.000%
5	< BB+ or Ba1	1.150%	0.150%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

The Applicable Rate shall be the percentages set forth in Pricing Level 3 until January 1, 2008. Effective such date the Applicable Rate shall be determined in accordance with the Debt Ratings in effect as of such date, and, thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS and STRH.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assumption Agreement” means, with respect to any Restricted Subsidiary, an agreement pursuant to which such Restricted Subsidiary assumes, jointly and severally, a portion of Indebtedness for borrowed money of the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“BAS” means Banc of America Securities LLC, in its capacity as joint lead arranger and joint book manager.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BOA Lending” means BOA Lending, LLP.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Knowledge” or “Knowledge of the Borrower” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Environmental Engineer, and any successor to those offices, such persons being the principal persons employed by the Borrower ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Borrower or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Administrative Agent and the Lenders in connection with, this Agreement.

“Borrowing” means a borrowing of Loans made on the same day (i) by each of the Lenders pursuant to Section 2.01, or (ii) by each of the participating Lenders pursuant to Section 2.14(d), in each case in accordance with the procedures set forth in Section 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means credit support provided in any timber installment note transaction.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of any Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Immaterial Subsidiary” means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Borrower as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (a) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, and (b) immediately after giving effect to such designation, no Event of Default or Material Default shall have occurred or be continuing, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a consolidated basis would be a “significant subsidiary” (assuming the Borrower is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Borrower shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Borrower and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis the sum of (a) the net income (or net loss) for such period (excluding extraordinary gains and extraordinary losses), plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) the basis of Timberlands sold, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), provided that for purposes of calculating compliance with Section 7.16, the EBITDA attributable to Property acquired by the Borrower or any of its Subsidiaries during any period of four full fiscal quarters shall be included on a pro forma basis for such period of four fiscal quarters (assuming the consummation of each such acquisition occurred on the first day of such period of four fiscal quarters).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” has the meaning specified in Section 5.13.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan; (e) a failure by the Borrower or any ERISA Affiliate to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Borrower may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower may be directly or indirectly liable.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by BOA Lending and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e) to establish a complete exemption from United States Federal withholding tax, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Subsidiary Indebtedness” has the meaning specified in Section 7.05.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Agent/BAS Fee Letter and the SunTrust Fee Letter.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, without duplication, any Indebtedness, whether current or long-term, for borrowed money (including Obligations hereunder) and which Indebtedness bears interest, but excluding Indebtedness (w) of a Subsidiary to another Subsidiary or to the Borrower, (x) of the Borrower to a Subsidiary, (y) of the Borrower or its Subsidiaries that is non-recourse to the Borrower or its Subsidiaries or their respective assets, and (z) of the Borrower or its Subsidiaries that is secured by Collateral in an amount equal to at least 95% of the outstanding principal balance thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and any successor managing general partner of the Borrower.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Coverage Ratio” means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, the ratio of:

(i) EBITDA

  to

(ii) the consolidated interest expense (including capitalized interest) of the Borrower and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus interest expense that would have been payable during such four fiscal quarters had any Indebtedness incurred during such period for the purpose of acquiring Property been incurred at the beginning of such period, based upon the interest rate applicable to such Indebtedness at the end of such period or, if the interest rate at the end of such period was a Base Rate, the Eurodollar Rate applicable to such Indebtedness immediately preceding the end of such period plus any applicable margin.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) but not including the interest of a lessor under an operating lease.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note and all other documents delivered to the Administrative Agent in connection herewith or therewith, and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Material Default” means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Borrower, the General Partner or the REIT from the Administrative Agent or any Lender, or any continuing Event of Default.

“Maturity Date” means June 15, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Leverage Ratio” means, at any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the net worth of the Borrower and its Subsidiaries on a consolidated basis plus the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means proceeds in cash as and when received by the Person making a sale or disposition of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Borrower, any Affiliate of the Borrower or any other Person in which the Borrower holds an equity or other ownership interest, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit C.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, without duplication, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Partner Entities” means, collectively, the REIT and the General Partner.

“Partner Entities’ Knowledge” or “Knowledge of each of the Partner Entities” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Environmental Engineer, and any successor to those offices, such persons being the principal persons employed by any Partner Entity ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to such Partner Entity or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Administrative Agent and the Lenders in connection with, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law and (b) the Borrower shall be in compliance with the financial covenants set forth in Sections 7.16 and 7.17 on a pro forma basis as of the last day of the fiscal quarter most recently ended, and immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom.

“Permitted Lien” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Plum Creek Manufacturing” means Plum Creek Manufacturing, L.P., a Delaware limited partnership.

“Plum Creek Timber I” means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means Plum Creek Timber Company, Inc., a Delaware corporation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if no Commitments are then outstanding, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, the president or any vice president of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer thereof having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary other than any Designated Immaterial Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Solvent” means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner’s non-partnership Property over such partner’s non-partnership debts (together, the “Applicable Property”) is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“STRH” means SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., in its capacity as joint lead arranger and joint book manager.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SunTrust” means SunTrust Bank, in its capacity as Syndication Agent.

“SunTrust Fee Letter” means the letter agreement, dated May 16, 2007, among the Borrower, STRH and SunTrust.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Timber” means all crops and trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, logs, wood chips and other forest products, whether now located or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

“Timberlands” means, as of any date of determination, all real property owned by or leased to the Borrower or any Subsidiary that is suitable for Timber production or real estate development. For the avoidance of doubt, “Timberlands” shall exclude property, plant and equipment of the Borrower and its Subsidiaries associated with their manufacturing activities.

“Total Assets” means, as of the last day of any fiscal quarter, the aggregate total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP; provided, however, that the following shall not be included in Total Assets: (i) amounts properly attributable under GAAP to goodwill; and (ii) amounts properly attributable under GAAP to the interests of any Person other than the Borrower and any Subsidiary in any joint venture arrangement.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words

“herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Fiscal Year and Fiscal Quarter. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to San Francisco, California time (daylight or standard, as applicable).

ARTICLE II.

TERMS OF THE LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each such loan, a “Loan”) to the Borrower in a single drawdown on the Closing Date in an amount equal to such Lender’s Commitment on such date. Amounts borrowed and repaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Any Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Any Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Any Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to the Loans.

2.03 Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04 [RESERVED]

2.05 [RESERVED]

2.06 Termination of Commitments. The Aggregate Commitments as of the Closing Date shall be automatically and permanently reduced to zero on the date of the initial Borrowing hereunder.

2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Loan (or Loans) made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan (or Loans) in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 10:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 10:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Loan Availability.

(a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Loans by an amount (for all such requests) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders or such shorter time as agreed to by the Administrative Agent and the Borrower).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in such increase and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Applicable Percentage in respect of the Total Outstandings) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to participate in such increase.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As of the Increase Effective Date, the additional Loans being made on such date shall be deemed to be a Borrowing hereunder and Loans hereunder for all purposes of this Agreement.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall (x) deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section

2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.12 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists and (y) have paid to BAS a fee for such increase in an amount to be agreed upon by the Administrative Agent and the Borrower. The additional Loans shall be made by the Lenders participating therein pursuant to the procedures for a Borrowing set forth in Section 2.02

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit payments to be made hereunder or under any other Loan Document without withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine (i) whether or not such Lender is subject to information reporting requirements and (ii) that such Lender is not subject to backup withholding.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming a complete exemption from United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine that any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes or additional amounts the Borrower has paid pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower

(plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder in respect of any Eurodollar Rate Loan (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13 (unless the Lender being replaced is a Defaulting Lender);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Borrowing on the Closing Date. The obligation of each Lender to make its Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Note. A Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) Resolutions; Incumbency.

(A) Resolutions. Copies of the resolutions of the board of directors of the REIT, as the sole member of the General Partner, as general partner of the Borrower, approving and authorizing the execution, delivery and performance by such entities on behalf of the Borrower of this Agreement and the other Loan Documents to which the Borrower is a party to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the REIT;

(B) Incumbency. A certificate of the Secretary or Assistant Secretary of the REIT certifying the names and true signatures of the duly authorized officers of the REIT, as the sole member of the General Partner, as general partner of the Borrower, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Borrower, and all other Loan Documents to be delivered hereunder;

(iv) Organizational Documents and Good Standing. Each of the following documents:

(A) The certificate of limited partnership of the Borrower, the certificate of formation of the General Partner, and the certificate of incorporation of the REIT, in each case as in effect on the Closing Date, certified by the Secretary of State or similar, applicable Governmental Authority of the state of formation, organization or incorporation, as the case may be, of such Persons as of a recent date, and by the Secretary or Assistant Secretary of the REIT, and a certificate of the Secretary or Assistant Secretary of the REIT attaching copies of the Organization Documents of each of the Borrower, the General Partner and the REIT and certifying that such Organization Documents are true, correct, and complete as of the Closing Date; and

(B) A good standing certificate for the Borrower and each Partner Entity from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation, formation or organization, as the case may be, as of a recent date;

(v) Legal Opinions. (A) A favorable opinion of José Quintana, Assistant General Counsel of the REIT and of the General Partner, and counsel to the Borrower, as to the matters set forth in Exhibit F and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request; and (B) a favorable opinion of Morrison & Foerster LLP, counsel to the Administrative Agent, as to such matters concerning the Loan Documents as the Required Lenders may reasonably request;

(vi) Certificates. (A) A certificate of a Responsible Officer of the Borrower attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party (including consents by the “Required Lenders” under and as defined in that certain Credit Agreement, dated as of June 29, 2006, among the Borrower, as borrower, the lenders parties thereto and Bank of America, as administrative agent, swing line lender and L/C issuer, to the deletion of Section 7.09 therein), and such consents, licenses and approvals shall be in full force and effect; and (B) a certificate signed by a Responsible Officer of the Borrower certifying (1) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (2) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (3) the current Debt Ratings; and

(vii) Other Documents and Materials. Such other assurances, certificates, documents, approvals, consents, materials or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before June 30, 2007.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Additional Conditions Precedent. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the requested Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.12 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from the proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws.

(a) The Borrower, each of its Subsidiaries and each of the Partner Entities:

(i) is a corporation, partnership or limited liability company duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization;

(ii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and

(iii) is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower, each of its Subsidiaries and each of the Partner Entities has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document, and the consummation by the Borrower of the transactions contemplated by each Loan Document, in each case have been duly authorized by all necessary corporate, limited liability company, partnership and/or other organizational action, and do not and will not:

(a) contravene the terms of the Organization Documents of the Borrower or any of the Partner Entities;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its Property is subject; or

(c) violate any Requirement of Law.

5.03 Governmental Authorization; Other Consents. Except as has been obtained by the Borrower prior to the date of this Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, or for the consummation of any of the transactions contemplated by any of the Loan Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.

5.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge and the Knowledge of each of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any of the Partner Entities or any of the Borrower’s Restricted Subsidiaries or against any of their respective Properties or revenues that either individually or in the aggregate, have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any Restricted Subsidiaries would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions contemplated by any of the Loan Documents not be consummated as herein or therein provided.

5.06 No Default.

(a) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or would result from the incurring of any Obligations by the Borrower.

(b) Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

5.07 ERISA Compliance.

(a) Schedule 5.07 lists all Plans as of the Closing Date and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans.

(b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

(c) Except as specifically disclosed in Schedule 5.07, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the Borrower’s Knowledge nothing has occurred which would cause the loss of such qualification or tax-exempt status.

(d) Except as specifically disclosed in Schedule 5.07, there is no outstanding liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to any Plan maintained or sponsored by the Borrower or any

ERISA Affiliate, nor with respect to any Plan to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute, and which liability would reasonably be expected to have a Material Adverse Effect.

(e) Except as specifically disclosed in Schedule 5.07, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability which would reasonably be expected to have a Material Adverse Effect.

(f) Except as specifically disclosed in Schedule 5.07, the Borrower and its ERISA Affiliates have not ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to the Borrower or its ERISA Affiliates, with life insurance or employee welfare plan benefits (within the meaning of Section 3(1) of ERISA) following retirement or termination of employment, other than benefits mandated by applicable law, including but not limited to, continuation coverage required to be provided under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, and which cost would reasonably be expected to have a Material Adverse Effect. To the extent that the Borrower or its ERISA Affiliates have made any such representation, promise or contract, they have expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

(g) The Borrower and its ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

(h) Except as specifically disclosed in Schedule 5.07, no ERISA Event has occurred or, to the Borrower’s Knowledge is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(i) There are no pending or, to the Borrower’s Knowledge, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Borrower or its assets, (ii) the Borrower or its ERISA Affiliates with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Borrower or its ERISA Affiliates may be directly or indirectly liable, through indemnification obligations or otherwise and which claim, action or lawsuit would reasonably be expected to have a Material Adverse Effect.

(j) Except as specifically disclosed in Schedule 5.07, neither the Borrower nor any ERISA Affiliate has incurred nor, to the Borrower’s Knowledge, reasonably expects to incur (i) any liability (and, to the Borrower’s Knowledge, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan, and which liability would reasonably be expected to have a Material Adverse Effect.

(k) Except as specifically disclosed in Schedule 5.07, neither the Borrower nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Borrower or an ERISA Affiliate or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.

(l) The Borrower has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would reasonably be expected to have a Material Adverse Effect.

5.08 Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.12.

5.09 Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any of the Partner Entities nor any of their respective Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the Borrower, any of the Partner Entities, any of their respective Subsidiaries, or any Person Controlling the Borrower, any of the Partner Entities or any of their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 Ownership of Property; Liens. Each of the Borrower and each Restricted Subsidiary of the Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Properties of the Borrower or any of its Restricted Subsidiaries is subject to any Liens, other than Permitted Liens.

5.11 Taxes. The Borrower and each of its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed (to the extent that failure to make such filing would reasonably be expected to result in a Material Adverse Effect), and have paid all Federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Notice of Lien has been filed or recorded for Tax liabilities in excess of $25,000,000. There is no proposed tax assessment against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

5.12 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries, dated March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) in this subsection (b), to the absence of footnotes and to normal year-end audit adjustments; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.13 Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.13, the on-going operations of the Borrower and each of its Restricted Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) be reasonably expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.13, the Borrower and each of its Restricted Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Restricted Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(c) Except as specifically disclosed in Schedule 5.13, none of the Borrower, its Restricted Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law, in any such case, that could reasonably be expected to have a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.13, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to Environmental Claims that would be reasonably expected to have a Material Adverse Effect.

5.14 No Burdensome Restrictions. Neither the Borrower nor any of its Restricted Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

5.15 Solvency. Each of the Borrower and each Restricted Subsidiary is Solvent.

5.16 Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s Knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. There are no unfair labor practice complaints pending against the Borrower or any of its Restricted Subsidiaries or, to the Borrower’s Knowledge, threatened against any of them before any Governmental Authority which have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any of its Restricted Subsidiaries, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Borrower or its Restricted Subsidiaries, own or are licensed or otherwise have the right to use all of the patents, patent rights, trademarks, service marks, trade names, copyrights, franchises, licenses and other intellectual property, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where failure to do so would not be reasonably expected to have a Material Adverse Effect. To the Borrower’s Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon any rights held by any other Person which would be reasonably expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the Borrower’s Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Borrower’s Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

5.18 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.18 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.18. Except as disclosed in Part (a) of Schedule 5.18, the Borrower owns 100% of the ownership interests of its Subsidiaries.

5.19 Partnership Interest. The only general partner of the Borrower is the General Partner, which as of the Closing Date will own a 1% general partnership interest in the Borrower.

5.20 Insurance. The Properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower,

in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.21 Disclosure. None of the representations or warranties made by the Borrower or any of the Partner Entities in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Borrower or any of the Partner Entities in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.22 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by the opinion of Ernst & Young LLP, or another nationally-recognized independent public accounting firm (“Registered Public Accounting Firm”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

(b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), the financial position and the results of operations of the Borrower and the Subsidiaries; and

(c) to the extent not delivered pursuant to any other clause of this Section 6.01, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Borrower or the REIT sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Borrower or the REIT files with the SEC.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a), (b) or (c), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the Registered Public Accounting Firm stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) promptly after the same are sent, copies of all financial statements and reports which the Borrower sends to its limited partners (excluding the Form K-1s); and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the REIT or the Borrower may make to, or file with, the SEC or any successor or similar Governmental Authority; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary or other information, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the REIT posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s or the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such

Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) (i) of the occurrence of any Default, or (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default;

(b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or its Restricted Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its Restricted Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability or have the possibility of remedies that would, if adversely determined, reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any of its Restricted Subsidiaries that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where such restrictions could reasonably be expected to have a Material Adverse Effect;

(e) of any other litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries which the REIT or the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

(f) of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than 20 days after such event or, in the case of an event relating to a Multiemployer Plan, no more than 30 days after the Borrower obtains knowledge of the occurrence of such an event), together with (except in the case of a Multiemployer Plan) a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

(i) an ERISA Event which would reasonably be expected to have a Material Adverse Effect;

(ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000 by the Borrower or an ERISA Affiliate;

(iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000, if such amendment results in a material increase in benefits or unfunded liabilities; or

(iv) the commencement of contributions by the Borrower or an ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Lenders pursuant to Section 6.01(a);

(h) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and

(i) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(i)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Preservation of Existence, Etc. Except as permitted by Section 7.02, 7.03 and 7.08:

(a) preserve and maintain in full force and effect its partnership, limited liability company, or corporate existence and good standing under the Laws of its state or jurisdiction of formation, organization or incorporation;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

(c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, and other intellectual property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Properties. Maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

6.06 Maintenance of Insurance. Maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07 Payment of Obligations. Pay and discharge as the same shall become due and payable, all obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and

(b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.08 Compliance with Laws. Comply in all material respects with the Requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the Borrower’s or any Restricted Subsidiary’s Properties, to examine its corporate, financial and operating records, and, subject to Section 10.07, make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Environmental Laws.

(a) Conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Upon the written request of the Administrative Agent or any Lender, submit to the Administrative Agent and with sufficient copies for each Lender, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 6.03(d), that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.12 Use of Proceeds. Use the proceeds of the Loans for general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

(d) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(e) easements, rights-of-way, restrictions, leases, sub-leases and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(f) Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;

(g) any Lien (i) existing prior to the time of acquisition upon any Property acquired by the Borrower or any Restricted Subsidiary after the Closing Date through purchase, merger or consolidation, Acquisition or otherwise, whether or not assumed by the Borrower or such Restricted Subsidiary, or placed upon Property at (or within 30 days after) the time of acquisition or (ii) placed upon any Property of the Borrower or any Restricted Subsidiary in connection with the construction or development thereof, in each case, to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price or construction or development cost thereof, and any renewals or extensions thereof, provided that any such Lien does not encumber any other Property of the Borrower or such Restricted Subsidiary, and in the case of any renewal or extensions thereof, the amount secured or benefited thereby is not increased except as otherwise permitted by Section 7.05(c);

(h) Liens existing as of the Closing Date as described on Schedule 7.01;

(i) Liens created pursuant to the Loan Documents;

(j) Liens on the Property of Plum Creek Manufacturing and its Subsidiaries securing the Indebtedness permitted to be outstanding pursuant to Section 7.05(f); and

(k) Liens, other than those set forth above in this Section 7.01, that secure Indebtedness; provided that the aggregate principal amount of Indebtedness secured pursuant to this Section 7.01(k), together with the aggregate principal amount of Indebtedness permitted to be outstanding pursuant to Section 7.05(j), shall not in the aggregate at any time outstanding exceed 5% of Total Assets as of the end of the most recently ended fiscal quarter.

7.02 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower may merge or consolidate with any Person, provided that the Borrower shall be the continuing or surviving Person and such transaction would otherwise be permitted by Section 7.04;

(b) any Restricted Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(c) any Restricted Subsidiary of the Borrower may merge with any one or more Restricted Subsidiaries of the Borrower;

(d) any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is not the continuing or surviving Person and if the assets of such Restricted Subsidiary consist of Timberlands, such Disposition would otherwise be permitted by Section 7.03;

(e) any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is the continuing or surviving Person, such transaction is otherwise permitted by Section 7.04; and

(f) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), provided that, if such assets consist of Timberlands, such Disposition would otherwise be permitted by Section 7.03.

7.03 Dispositions of Timberlands. Make any Disposition of Timberlands or enter into any agreement to make any Disposition of Timberlands, except:

(a) the Borrower and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (A) the fair value of the Timberlands plus any Net Proceeds received in such exchange shall be, in the good faith judgment of the Borrower, not less than the fair value of Timberlands exchanged plus any other consideration paid, (B) such exchange would not result in a Material Adverse Effect, and (C) any Timberlands shall be deemed sold only to the extent of Net Proceeds received and the acreage represented thereby; and

(b) the Borrower and its Restricted Subsidiaries may Dispose of other Timberlands; provided that if the aggregate acreage subject to any such Dispositions of other Timberlands shall at any time exceed (i) 20% of the aggregate acreage of the Borrower’s Timberlands (as measured against the aggregate acreage of the Borrower’s Timberlands on December 31, 2005) in any period of two calendar years commencing on January 1, 2006, or (ii) 25% of the aggregate acreage of the Borrower’s Timberlands (as measured against the aggregate acreage of the Borrower’s Timberlands on December 31, 2005) during the period from July 1, 2006 through the Maturity Date, the amount of Net Proceeds of any Disposition giving rise to any such excess (to the extent of such excess) shall be used, within one year of each such Disposition, for the purchase by the Borrower or any of its Restricted Subsidiaries of additional Property or for the repayment by the Borrower or any of its Restricted Subsidiaries of Indebtedness owing by the Borrower or any of its Restricted Subsidiaries.

For purposes of clarification only, (A) this Section 7.03 shall not be construed as a limitation on Dispositions of Timberlands by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary, and (B) the references to “the Borrower’s Timberlands” in subsection (b) are intended to mean Timberlands of the Borrower and its Restricted Subsidiaries.

7.04 Acquisitions. Make any Acquisitions except Permitted Acquisitions.

7.05 Restricted Subsidiary Indebtedness. Permit any of its Restricted Subsidiaries to create or suffer to exist, any Indebtedness other than:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness of any Restricted Subsidiary owing to the Borrower or to a Restricted Subsidiary;

(c) Indebtedness existing on the Closing Date and described on Schedule 7.05 (including as Indebtedness permitted under this subsection any credit facilities or credit lines of any Restricted Subsidiary listed on such Schedule 7.05, whether or not such facilities or lines have been drawn upon by such Restricted Subsidiary) (the “Existing Subsidiary Indebtedness”) and any Indebtedness of the obligor of such Existing Subsidiary Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Subsidiary Indebtedness, provided that the principal amount of such Existing Subsidiary Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(d) Indebtedness secured by Liens permitted by Section 7.01(g);

(e) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f) Indebtedness of Plum Creek Manufacturing and its Subsidiaries in an aggregate principal amount not exceeding $100,000,000;

(g) Indebtedness of any Restricted Subsidiary under the Assumption Agreements and any Indebtedness of the obligor of such Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness, provided that the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(h) Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is secured by Collateral in an amount equal to at least 95% of the outstanding principal balance thereof;

(i) Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is assigned to the seller of such Timberlands or a designee of such seller subject to the condition that the seller or such designee surrender such Indebtedness to the Borrower, the REIT or any Subsidiary of the Borrower upon payment of the purchase price for such Timberlands; and

(j) Indebtedness other than Indebtedness described in clauses (a) through (i) of this Section 7.05; provided that the aggregate principal amount of Indebtedness permitted to be secured pursuant to this Section 7.05(j), together with the aggregate principal amount of Indebtedness permitted to be secured pursuant to Section 7.01(k), shall not in the aggregate at any time outstanding exceed 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower.

7.06 Transactions with Affiliates. Directly or indirectly engage in any transaction (including the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Borrower or of any Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Restricted Subsidiary and upon fair and reasonable terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm’s-length transaction at the time from Persons not an Affiliate of the Borrower or such Restricted Subsidiary.

7.07 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08 Sale of Stock and Indebtedness of Restricted Subsidiaries. Dispose of any shares of stock or Indebtedness of any Restricted Subsidiary, (a) except to the Borrower or a Restricted Subsidiary and (b) except for cash or other consideration which represents the fair value (as determined in good faith by a Responsible Officer) at the time of Disposition of the shares of stock and Indebtedness so Disposed of, provided that, if the assets of such Restricted Subsidiary or any other Restricted Subsidiary owned, directly or indirectly by such Restricted Subsidiary consist of Timberlands, the conditions to the sale of such assets set forth in Section 7.03 are complied with, and further provided that, if the consideration received is Equity Interests in any Person other than a Subsidiary of the Borrower, the transaction is otherwise permitted by Section 7.04.

7.09 [RESERVED]

7.10 Compliance with ERISA. Without the consent of the Required Lenders, (a) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Required Lenders) liability to the Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event with respect to any Plan other than a Multiemployer Plan, which presents the risk of a material (in the opinion of the Required Lenders) liability to the Borrower, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material (in the opinion of the Required Lenders) liability to the Borrower or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Required Lenders) increase in its liability with respect to such Plan, (e) permit the present value of all nonforfeitable accrued benefits under any Qualified Plan (determined using the actuarial assumptions utilized by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code) by more than $25,000,000 to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan; or (f) suffer or permit any Subsidiary to take any such action or permit any such condition to exist.

7.11 Sale and Leaseback. Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary, provided that this Section 7.11 shall not apply to any property sold pursuant to Section 7.03.

7.12 Restricted Payments. Declare or make, directly or indirectly, or permit any Restricted Subsidiary to declare or make, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, at any time when a Default shall have occurred and be continuing or would result therefrom.

7.13 Change in Nature of Business. Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as a resources management business and ancillary businesses related thereto.

7.14 Issuance of Stock by Restricted Subsidiaries. Permit any Restricted Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such Equity Interests) issue any shares or other ownership units of any class or type of its Equity Interests (other than directors’ qualifying shares), except (a) to the Borrower or a Restricted Subsidiary, (b) to the extent that holders of minority interests may be entitled to purchase Equity Interests by reason of preemptive rights, and (c) except that the Borrower or a Restricted Subsidiary may issue Equity Interests to any other Person provided that, if the assets of such Restricted Subsidiary include any assets which could not be disposed except pursuant to the provisions of Section 7.03, the conditions to the sale of such assets set forth in Section 7.03 are complied with and provided further that, if such issuance of Equity Interests is in exchange for Equity Interests of another Person, such transaction is otherwise permitted under Section 7.04.

7.15 Amendments. The Borrower shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, at any time a Default or Event of Default has occurred and is continuing, amend, modify, supplement or waive any provision of any agreement evidencing Funded Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to materially and adversely impair the Administrative Agent’s or the Lenders’ rights hereunder or the ability of the Borrower to perform its obligations under any Loan Document.

7.16 Interest Coverage Ratio. Permit the Borrower’s Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.75 to 1.00.

7.17 Maximum Leverage Ratio. Permit the Borrower’s Maximum Leverage Ratio as of the end of any fiscal quarter of the Borrower to exceed sixty-five percent (65%).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(c) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, or 6.09 or Article VII; or

(d) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $25,000,000 and, in the case of a Termination Event, remains unpaid after the due date therefor; or

(f) Insolvency Proceedings, Etc. The Borrower, any Partner Entity or any of the Borrower’s Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower, any of its Restricted Subsidiaries, or any Partner Entity ceases or fails to be Solvent, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) ERISA. (i) The Borrower or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) any member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a “substantial employer” (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer’s proportionate share of that Plan’s Unfunded Pension Liabilities is more than $25,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $25,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $25,000,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on the Borrower or its ERISA Affiliates liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $25,000,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, the Borrower or an ERISA Affiliate which commencement, increase or amendment shall result in a net increase in unfunded liabilities to the Borrower and the ERISA Affiliates in excess of $25,000,000; (viii) the Borrower or an ERISA Affiliate engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under Section 4975 of the Code relating thereto might reasonably be expected to exceed $25,000,000; (ix) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code if such violation might reasonably be expected to expose Borrower or its ERISA Affiliates to monetary liability in excess of $25,000,000; (x) any member of the Controlled Group is assessed a tax under Section 4980B of the Code in excess of $25,000,000 or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that would reasonably be expected to result in a net increase to the Borrower and its ERISA Affiliates in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $25,000,000; or

(i) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) Change of Control. One of the following has occurred (i) a Change of Control of the REIT; (ii) the REIT ceases for any reason to be the sole member of Plum Creek

Timber I; (iii) the REIT ceases for any reason to own directly 99% of the limited partnership interests in the Borrower; or (iv) Plum Creek Timber I ceases for any reason to be the sole general partner of the Borrower.

(k) Impairment of Certain Documents. Except as otherwise expressly permitted in any Loan Document, any of the Loan Documents shall terminate, cease to be in full force and effect, or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the Borrower, or any Person acting for or on behalf of the Borrower contests in any manner the validity, binding effect or enforceability of any of the Loan Documents, or the Borrower denies that it has any or further liability or obligation under any Loan Document, or the Borrower purports to revoke, terminate or rescind any Loan Document.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably delayed or withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Documentation Agents and Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, SunTrust, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and SunTrust), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, SunTrust, each Arranger and each Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, SunTrust, any Arranger or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), SunTrust, each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the

Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Compliance with Section 3.01(e). If the assignee is a Foreign Lender, such Foreign Lender shall have complied with the provisions of Section 3.01(e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender gives notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 due such Lender (other than a Defaulting Lender)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN

SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arrangers has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including the fees, charges and disbursements of any counsel for the Administrative Agent)) due and payable to the Administrative Agent, BOA Lending or Bank of America under the Loan Documents, the Borrower hereby irrevocably authorizes Bank of America to debit any deposit account of the Borrower with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a setoff.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

	By:	/s/ Laura B. Smith
	Name:	Laura B. Smith
	Title:	Vice President & Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Anthea Del Bianco
Name:	Anthea Del Bianco
Title:	Vice President

LENDERS:

BOA LENDING LLP,
By Bank of America, N.A., its Agent

By:	/s/ Michael L. Letson
Name:	Michael L. Letson
Title:	Vice President

SUNTRUST BANK

By:	/s/ Robert W. Maddox
Name:	Robert W. Maddox
Title:	Vice President

S - 4

AGFIRST FARM CREDIT BANK

By:	/s/ John W. Burnside, Jr.
Name:	John W. Burnside, Jr.
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., Seattle Branch

By:	/s/ Tatsuro Miyazaki
Name:	Tatsuro Miyazaki
Title:	Deputy General Manager

FARM CREDIT BANK OF TEXAS

By:	/s/ Eric J. Paul
Name:	Eric J. Paul
Title:	Managing Director

GREENSTONE FARM CREDIT SERVICES ACA

By:	/s/ Alfred S. Compton, Jr.
Name:	Alfred S. Compton, Jr.
Title:	Vice President/Managing Director

NORTHERN TRUST COMPANY

By:	/s/ Brandon Rolek
Name:	Brandon Rolek
Title:	Vice President

NORTHWEST FARM CREDIT SERVICES, PCA

By:	/s/ Jim D. Allen
Name:	Jim D. Allen
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ L. Peter Yetman
Name:	L. Peter Yetman
Title:	Senior Vice President

US AGBANK, FCB, as disclosed agent

By:	/s/ Patrick Zeka
Name:	Patrick Zeka
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Agfirst Farm Credit Bank	$15,000,000	4.285714286%

BOA Lending LLP	$58,750,000	16.785714286%

The Bank of Tokyo-Mitsubishi UFJ, LTD., Seattle Branch	$58,750,000	16.785714286%

Farm Credit Bank of Texas	$35,000,000	10.000000000%

Greenstone Farm Credit Services ACA	$15,000,000	4.285714286%

Northern Trust Company	$5,000,000	1.428571429%

Northwest Farm Credit Services, PCA	$35,000,000	10.000000000%

The Royal Bank of Scotland plc	$58,750,000	16.785714286%

SunTrust Bank	$58,750,000	16.785714286%

US Agbank, FCB, as disclosed agent	$10,000,000	2.857142857%

Total	$350,000,000	100.000000000%

1

SCHEDULE 5.07

ERISA MATTERS

QUALIFIED PLANS

Plum Creek Pension Plan

Plum Creek Thrift and Profit Sharing Plan

NON-QUALIFIED BENEFIT PLANS

Plum Creek Supplemental Benefits Plan – Pension (covers 6 Executives)

Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan

Plum Creek Timber Company, Inc. Deferral Plan

WELFARE PLANS

Plum Creek Welfare Plan

•	Includes the following Component Documents:

Plum Creek Health Care Program

Plum Creek FlexPlan (Premium Payments, HealthFund benefits & Dependent Care Reimbursement benefits)

Standard Retiree Medical Expense Plan

Plum Creek Severance Plan

ReliaStar Contract #GL-21096 (Life Insurance)

ReliaStar Contract #GL-21097-8 (Long Term Disability)

Administrative Services Contract between Premera Blue Cross and Plum Creek Timberlands, L.P.

Life Insurance Company of North America #ABL656296 (Travel Accident)

APS HEALTHCARE NORTHWEST (EMPLOYEE ASSISTANCE)

1

SCHEDULE 5.13

ENVIRONMENTAL MATTERS

None.

1

SCHEDULE 5.18

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Part (a) Subsidiaries

Plum Creek Timberlands, L.P. (Borrower)

Plum Creek Timber I, L.L.C. (General Partner of Borrower)

Subsidiaries of Borrower (directly and indirectly owned)

Plum Creek Timber II, L.L.C.

Plum Creek Manufacturing, L.P.

Plum Creek Maine Timberlands, L.L.C.

Plum Creek Southern Timber, L.L.C.

Plum Creek South Central Timberlands, L.L.C.

Plum Creek Manufacturing Holding Company, Inc.

Plum Creek Marketing, Inc.

Plum Creek Northwest Lumber, Inc.

Plum Creek Northwest Plywood, Inc.

Plum Creek MDF, Inc.

Plum Creek Southern Lumber, Inc.

PC Timberland Investment Company

Plum Creek Investment Company (Oregon)

Plum Creek Land Company

Plum Creek Maine Marketing, Inc.

Highland Resources Inc.

Cypress Creek Ranch, L.L.C.

B & C Water Resources, Inc.

B & C Water Resources, L.L.C.

D&E Water Resources, Inc.

D&E Water Resources, L.L.C.

Plum Creek Timber Operations I, L.L.C.

Plum Creek Timber Operations II, Inc.

Greenway, L.L.C.

Greenway Properties, L.L.C.

Plum Creek Real Estate Company

Plum Creek Equipment Leasing LLC

Escanaba Timberlands Holding IV LLC

Township 110, LLC

Township 110 Land Company, LLC

Petenwell Lake LLC

Petenwell Lake Associates LLC

Plum Creek Administrative Corporation, Inc.

LFC Water Resources, Inc.

LFC Water Resources, LLC

1

SCHEDULE 5.18 (continued)

Part (a) Subsidiaries (continued)

Subsidiaries of Borrower (directly and indirectly owned) (continued)

Genland LLC

Noggle Creek LLC

Big Horn Bluff LLC

Crystal Views LLC

Rosyln Water LLC (amending name to Wolf River East LLC)

Linzey LLC

Watermark SPE LLC

River Glen at Flambeau LLC

Part (b) Other Equity Investments

Plum Creek Real Estate Company, an indirect wholly owned subsidiary of the Borrower, owns 3,250,000 shares of Series A Preferred Stock in Second Space, Inc.

Plum Creek Land Company, an indirect wholly owned subsidiary of the Borrower, owns membership interests in each of the following limited liability companies:

Dean Island, LLC

Heart Island, LLC

Wildcat, LLC

St. Johns Master, LLC

Gainesville, LLC

Lampadoshia, LLC

2

SCHEDULE 7.01

EXISTING LIENS

None.

1

SCHEDULE 7.05

EXISTING SUBSIDIARY INDEBTEDNESS

None.

1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Plum Creek Timberlands, L.P.

999 Third Avenue, Suite 4300

Seattle, WA 98104

Attention: Laura Smith, Vice President and Treasurer

Telephone: (206) 467-3636

Facsimile: (206) 467-3795

Electronic Mail: laura.smith@plumcreek.com

Website Address:    www.plumcreek.com

Taxpayer Identification Number: 91-1920356

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Loan Notices):

Bank of America, N.A.

Building B, 2001 Clayton Road

CA4-702-02-25

Concord, CA 94520

Attention: Marti Egner, Credit Services

Telephone: (925) 675-8144

Facsimile: (888) 969-9145

Electronic Mail: marti.j.egner@bankofamerica.com

Account No.: #3750836479

Ref: Plum Creek

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

CA5-701-15-19

San Francisco, CA 94103

Attention: Joan Mok

Telephone: (415) 436-3496

Facsimile: (415) 503-5085

Electronic Mail: joan.mok@bankofamerica.com

1

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

[Select all that apply]

☐	The undersigned hereby requests a Borrowing of Loans

	1.	On (a Business Day).

	2.	In the amount of $ .

	3.	Comprised of .
.		[Type of Loan requested]

	4.	For Eurodollar Rate Loans: with an Interest Period of [ ] months.

☐	The undersigned hereby requests a conversion or continuation of Loans:

	1.	On (a Business Day).

	2.	In the amount of $ .

	3.	With an Interest Period of [ ] months.

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:
Name:
Title:

A - 1

Form of Loan Notice

EXHIBIT B

[RESERVED]

B - 1

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                   of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.12 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended              (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.16 – Interest Coverage Ratio.

	A.	EBITDA:

	1.	Net income (or net loss) (excluding extraordinary gains and extraordinary losses) for four consecutive fiscal quarters ending on above date (“Subject Period”):	$

	2.	Amounts treated as expenses for depreciation, depletion and interest and amortization of intangibles to the extent included in the determination of net income (or loss) during Subject Period:	$

	3.	Basis of Timberlands sold for Subject Period:	$

	4.	Accrued taxes on or measured by income to the extent included in the determination of net income (or loss) during Subject Period:	$

	5.	Additions to EBITDA for Subject Period resulting from acquisitions of Property	$

	5.	EBITDA (Line I.A.1 + 2 + 3 + 4 + 5):	$

	B.	Interest expense:

	1.	Interest expense (including capitalized interest) for Subject Period:	$

	2.	Additions to interest expense for Subject Period based upon Indebtedness incurred to acquire Property:	$

	3.	Aggregate interest expense for Subject Period (Line I.B1 + 2):	$

	C.	Consolidated Interest Coverage Ratio (Line I.A.5 ( Line I.B.3):		:1.00

	Minimum required:			2.75:1.00

Form of Compliance Certificate

II.	Section 7.17 – Maximum Leverage Ratio.

	A.	Total Funded Debt at Statement Date:	$

	B.	Capitalization at Statement Date:

	1.	Net worth at statement date:	$

	2.	Funded Debt at statement date:	$

	3.	Capitalization (Line II.B.1 + 2):	$

	C.	Maximum Leverage Ratio (line II.A ( Line II.B.3 (expressed as a percentage)):			%

	Maximum permitted:			65%

III.	Section 7.03(b) – Timberland Dispositions (only to be completed for year-end)

	A.	Total acreage of Borrower’s Timberlands on December 31, 2005:		[	]

	B.	Total acreage of Timberlands (excluding exchanged Timberlands) Disposed of by the Borrower and its Restricted Subsidiaries since July 1, 2006:		______

	C.	Percentage (Line III.B ( Line III.A (expressed as a percentage)):			%

	D.	If Line III.C is greater than 25%, explain:

	E.	Total acreage of Timberlands (excluding exchanged Timberlands) Disposed of by the Borrower and its Restricted Subsidiaries during previous two-calendar year period:		______

	F.	Percentage (Line III.E ( Line III.A (expressed as a percentage)):			%

	G.	If Line III.F is greater than 20%, explain:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

EBITDA

(in accordance with the definition of EBITDA

as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Net income (or net loss) (excluding extraordinary gains and extraordinary losses)

+ Amounts treated as expenses for depreciation, depletion and interest and amortization of intangibles to the extent included in the determination of net income (or loss)

+ Basis of Timberlands sold

+ Accrued taxes on or measured by income to the extent included in the determination of net income (or loss)

+ Additions to EBITDA for Subject Period resulting from acquisitions of Property

= EBITDA

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Plum Creek Timberlands, L.P., a Delaware limited partnership

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of June 15, 2007, among Plum Creek Timberlands, L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:[5]

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][7]

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership

	By:	Plum Creek Timber I, L.L.C., its General Partner

		By:	Plum Creek Timber Company, Inc., its Managing Member

By:

Title:][13]

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Plum Creek Timberlands, L.P. Credit Agreement, dated as of June [    ], 2006

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

Form of Assignment and Assumption

taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

•	Section 5.01(a)(i)

•	Section 5.01(a)(ii)

•	Section 5.01(b)

•	Section 5.02

•	Section 5.03

•	Section 5.05

•	Section 5.09(b)

•	Section 5.19

F - 1

Opinion Matters